Exhibit 5.1

+1 212 450 4000 davispolk.com	Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017

EXHIBITS 5 AND 23

OPINION OF DAVIS POLK & WARDWELL LLP

July 29, 2022

Bath & Body Works, Inc.
Three Limited Parkway
Columbus, OH 43216

Ladies and Gentlemen:

Bath & Body Works, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-263720) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including an offer to rescind (the “Rescission Offer”) the purchase of up to 136,380 shares of the Company’s common stock, par value $0.50 per share (the “Securities”), sold pursuant to the Bath & Body Works, Inc. 401(k) Savings and Retirement Plan and purchased between February 10, 2021 and February 10, 2022.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, the Securities are validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP